As filed with the Securities and Exchange Commission on August 1, 2007
Registration No. 333-144171

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUR MACROPRINTERS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

12 Abba Hillel Silver Street
P.O. Box 1281, Lod 71111
Israel
+972-8-9145555
(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8940
(Name, Address and Telephone
Number of Agent For Service)

Copies to:

Elliot Press, Esq.	Ephraim Abramson, Adv.
Katten Muchin Rosenman LLP	Abramson & Co., Law Offices
575 Madison Avenue	16B King George Street
New York, New York 10022	Jerusalem 94229, ISRAEL
Tel: (212) 940-6348; Fax: (212) 940-6621	Tel: +972-2-6245881; Fax: +972-2-6259264

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to the registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

ORDINARY SHARES,
NIS 1.0 NOMINAL VALUE PER SHARE	90,165,265 shares(1)	$0.475	$42,828,500.875	$1,314.84

(1)	Includes 40,234,771 ordinary shares that may be acquired upon exercise of warrants. In addition to the shares set forth in the table, the amount to be registered includes an unidentified number of shares that may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and asked prices of the ordinary shares on the Pink Sheets on June 25, 2007. This amount has been paid.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED August 1, 2007

PROSPECTUS

NUR MACROPRINTERS LTD.

90,165,265 ORDINARY SHARES

        We are registering 90,165,265 ordinary shares for resale by certain existing security holders identified in the “Selling Security Holders” section of this prospectus. The ordinary shares registered pursuant to this prospectus include 40,234,771 shares issuable upon exercise of warrants at exercise prices ranging between $0.35 and $0.75.

        The ordinary shares registered pursuant to this prospectus were acquired by the selling security holders in private placement transactions, in consideration for services rendered, in connection with a debt restructuring agreement, in private transactions and in connection with a voting agreement (see “Selling Security Holders”).

        The selling security holders may from time to time sell any or all of their ordinary shares in any one of the manners described under “Plan of Distribution,” at market prices prevailing at the time of sale or at negotiated prices.

        Our ordinary shares are currently quoted on the over-the-counter market in the “Pink Sheets” under the symbol “NURMF.PK.” The last reported sale price for our ordinary shares on the Pink Sheets on June 25, 2007 was $0.50 per share.

        We are not offering any ordinary shares for sale under this prospectus and we will not receive any proceeds from the sale of ordinary shares by the selling security holders. However, we will receive proceeds from the exercise of the warrants, if exercised.

        You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you decide to invest in our ordinary shares.

        INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR ORDINARY SHARES.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2007

ABOUT THIS PROSPECTUS

        This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our ordinary shares. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We and the selling security holders have authorized no one to provide you with different information. The selling security holders are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ordinary shares.

        This prospectus contains our trademarks and trademarks of our affiliates, and may contain trademarks, tradenames and service marks of other parties. Unless the context otherwise requires, all references in this prospectus to “NUR,” “we,” “our,” “our company,” “us” and the “Company” refer to NUR Macroprinters Ltd. and its consolidated subsidiaries.

ABOUT NUR

        NUR is a leading supplier of wide format and super wide format digital printing systems worldwide. We develop, manufacture, sell and service digital color printers for the printing of large images such as billboards, posters and banners, point of purchase displays, exhibition and trade show displays as well as decorations and backdrops for construction scaffolding covers, showrooms, television and film studios, museums and exhibits. We also supply our customers with ink products for use with wide format and super wide format digital printers.

        NUR conducts the research and development activities related to printing equipment and ink at its facility in Lod, Israel. We have worldwide marketing, sales and service subsidiaries or divisions in Europe, North America, South America, Asia Pacific and the Middle East and Africa regions.

        We offer several lines of printers to the wide and super wide format market.

        We sell our printers and related products primarily to commercial digital printers, design and service firms, screen printers, commercial photo labs, outdoor media companies and trade shops. Our printers are installed in more than 800 sites throughout Europe, North and South America, Africa and Asia.

        Our ordinary shares are currently quoted on the over-the-counter market in the “Pink Sheets” under the symbol “NURMF.PK.” There is no non-United States trading market for our shares.

        We believe that the productivity of the NUR printers makes them an attractive choice for screen printers that wish to go digital and for high volume digital printers. The NUR Tempo was designed as a digital alternative to screen printing presses to handle diverse applications, especially short to medium, on-demand print runs that are not cost effective using traditional screen printing methods. In operation, it is designed to eliminate the extra steps and costs of finishing – laminating and cutting/trimming processes – common to other traditional methods of printing graphics on rigid surfaces. The NUR Expedio series is the first of its kind – the first roll-fed wide-format inkjet production printers equipped with UV-curable inks. The UV-curable inks used by the NUR Expedio printers allow them to print on wide variety of media, including standard less expensive uncoated substrates that ensure low operating costs and higher profit margins. With NUR Expedio printers users can also explore new premium priced printing applications on specialty media. The NUR Expedio Revolution offers billboard printers higher productivity and lower operating cost per printed square feet than competitive digital printers. We believe that the NUR printers have been designed and engineered to fit the overall needs of the wide and super wide format printing market.

        NUR’s strategy is to:

■	strengthen our position as a world leader in the wide format and super wide format digital printing market by supplying productive and cost-effective digital printers and totally digitally-based printing solutions for the out-of-home advertising market;

■	enable print service providers to digitally produce a large portion of the graphics currently produced with screen printing processes;

■	be our customers' vendor of choice for their ink needs;

■	enable our customers to develop new ways to profit from our printing systems; and

■	provide our customers with highly responsive and capable support, service and supplies.

        For additional information, we refer you to the documents incorporated by reference in this prospectus as described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below. Our principal address, phone number and web site are as follows:

Mailing Address	Executive Office
12 Abba Hillel Silver Street	12 Abba Hillel Silver Street
P.O. Box 1281, Lod 71111	P.O. Box 1281, Lod 71111
Israel	Israel

Telephone: +972-8-914-5555	Website: http://www.nur.com

The information on our web site is not intended to be a part of this prospectus.

INFORMATION ABOUT THE OFFERING

        This prospectus relates to the resale by the selling security holders of NUR listed herein, of up to 90,165,265 of our ordinary shares, nominal value NIS 1.00 per share. These shares consist of the following:

■	34,285,714 ordinary shares and up to 25,714,286 ordinary shares issuable upon exercise of warrants that were issued in a private placement in October 2005. The warrants are exercisable for five years from their date of issuance at an exercise price of $0.40 per ordinary share (subject to adjustment in certain circumstances).

■	Up to 8,000,000 ordinary shares issuable upon the exercise of warrants that were issued by NUR in December 2005 in connection with a debt restructuring agreement. The warrants are exercisable for five years from their date of issuance at an exercise price of $0.35 per ordinary share (subject to adjustment in certain circumstances).

■	3,909,830 ordinary shares owned by a former chairman of the board of directors and former controlling shareholder that were, during the years 1997-2004, purchased from us or in private transactions and issued in connection with services rendered to us.

■	Up to 3,000,000 ordinary shares issuable upon the exercise of warrants issued by NUR in April 2005 in connection with a voting agreement. The warrants are exercisable for five years from their date of issuance at an exercise price of $0.75 per ordinary share (subject to adjustment in certain circumstances).

■	11,734,950 ordinary shares and up to 3,520,485 ordinary shares issuable upon exercise of warrants that were issued in a private placement in January and February 2007. The warrants are exercisable for five years from their date of issuance at an exercise price of $0.65 per ordinary share (subject to adjustment in certain circumstances).

        Fortissimo Capital Fund (Israel), LP, Fortissimo Capital Fund (Israel-DP), LP and Fortissimo Capital Fund, LP, which we refer to collectively as the Fortissimo Entities, beneficially own 49.12% of our ordinary shares; Kanir Joint Investments (2005) Limited Partnership beneficially owns 19.05% of our ordinary shares; Bank Hapoalim B.M. beneficially owns 6.44% of our ordinary shares; Bank Leumi le-Israel B.M. beneficially owns 4.51% of our ordinary shares; Israel Discount Bank Ltd. beneficially owns 1.29% of our ordinary shares, Dan & Edna Purjes beneficially own 12.51% of our ordinary shares and the investors in the private placement in January and February 2007 beneficially own 20.11% of our ordinary shares.

        Other than in the event the expected adjustment will be minor, the exercise price of the warrants referenced in this registration statement will be subject to adjustment upon the occurrence of the following events: (i) subdivision or combination of our ordinary shares and (ii) the payment of dividends or the distribution of stock dividends. Upon each adjustment of exercise price, the number of ordinary shares issuable upon exercise of each warrant will be adjusted accordingly.

        For further information regarding the selling security holders relating to, among other things, certain restrictions on the disposition of ordinary shares, the transactions in which they purchased our ordinary shares and the agreements that apply to the selling security holders, see the “Selling Security Holders” section of this prospectus.

        NUR is filing the registration statement of which this prospectus is a part primarily in order to fulfill its contractual obligations to do so and will use its best efforts to keep the registration statement effective under the Securities Act of 1933, or the Securities Act, in accordance with its contractual obligations. Registration of the ordinary shares does not necessarily mean that all or any portion of these ordinary shares will be offered for sale by the selling security holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are intended to be, and are hereby identified as, forward looking statements for the purposes of the safe harbor provisions of the Private Securities Reform Act of 1995. These statements address, among other things: our strategy; the anticipated development of our products; our anticipated use of proceeds; our projected capital expenditures and liquidity; our development of additional revenue sources; our development and expansion of relationships; the market acceptance of our products; and our technological advancement. Forward-looking statements relate to future events or other future financial performance, and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

          These forward-looking statements are subject to certain risks, uncertainties and assumptions about us that could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements are based, among other things, on assumptions in connection with:

■	the price and market liquidity of our ordinary shares;

■	our ability to attain necessary working capital;

■	the growth of the market for wide format and super wide format digital printing systems;

■	the market demand for our products;

■	our ability to retain key technical and management personnel;

■	our ability to retain our current suppliers and subcontractors;

■	the possibility of future litigation; and

■	our future performance, sales, gross margins, expenses (including stock-based compensation expenses) and cost of revenues.

        Assumptions relating to the foregoing involve judgment with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of these statements should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in the “Risk Factors” section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, whether as a result of new information, future events or otherwise, except as required by applicable law. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents that we file from time to time with the SEC.

        Market data and forecasts used in this prospectus have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

RISK FACTORS

Investing in our ordinary shares involves significant risk. Currently, there is a very limited liquid trading market for our securities. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information in this prospectus.

        Our ability to maintain sufficient liquidity is dependent on our ability to continue our recent revenue growth and successful expense reduction initiatives, and on the availability of additional debt or equity financing. If we are unable to secure necessary additional financing, through debt or equity financing, we may not be able to fund our operations and would potentially have to sell assets, refinance debt or downsize operations. Our net loss decreased to $1.9 million in 2006 from $14.7 million in 2005. We believe that our liquidity and profitability have improved since 2005, and anticipate that they will continue to improve in 2007, but we were still unable to generate cash from operations in 2006 and there can be no assurance that we will achieve profitability or positive cash flow in 2007. We have recently relied on equity financing to fund our operations due to our inability to generate cash from operations. In January and February 2007, we raised approximately $6.3 million through a private placement of our ordinary shares and warrants to purchase our ordinary shares. However, due to the risks described herein, and if we fail to achieve our revenue goals and expense reduction targets, in the future we may be unable to maintain adequate financial resources for capital expenditures, expansion or acquisition activity, working capital and research and development and therefore we may be required to seek additional equity and/or debt financing. These financings may not be available on acceptable terms, or at all. An equity financing could also be dilutive to our existing shareholders. Our failure to secure additional financing could have an adverse impact on our continued development or growth.

        If we are unable to comply with certain covenants contained in our bank loans, our lender banks may declare a default and exercise their remedies. If our lender banks exercise these remedies we may not be able to continue our operations. If we do not meet certain covenants provided for in our loan agreements with our lender banks, our lender banks may exercise the remedies available under such loan agreements, including requiring us to immediately repay our outstanding bank debt or enforcing a lien against all our assets. We agreed to maintain certain financial ratios, which will be measured on each quarter following the end of the third quarter of 2008. If we default under our bank loans and our lender banks exercise their available remedies, we may be forced to cease operations. If we ceased operations and were forced to liquidate no assets would be available for distribution to holders of our ordinary shares.

        Because our ordinary shares are quoted on the pink sheets and their trading may become subject to the Securities and Exchange Commission’s “penny stock” regulations, the market liquidity of our ordinary shares is very limited. On May 19, 2005, our ordinary shares were delisted from the Nasdaq Capital Market. The basis of the delisting was our failure to comply with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Our ordinary shares are currently quoted on the over-the-counter market in the “Pink Sheets” under the symbol “NURMF.PK.”

        As a result of the removal of our ordinary shares from quotation on the Nasdaq Capital Market, our ordinary shares are not regularly covered by securities analysts and the media and the liquidity of our ordinary shares is very limited. Such limited liquidity could result in lower prices for our ordinary shares than might otherwise prevail and in larger spreads between the bid and asked prices for our ordinary shares. Additionally, certain investors will not purchase securities that are quoted on the pink sheets, which could materially impair our ability to raise funds through the issuance of our ordinary shares in the securities markets.

        Because our ordinary shares have been removed from quotation on Nasdaq and the trading price of our ordinary shares is less than $5.00 per share, trading in our ordinary shares may become subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although we currently meet the criteria of average revenues in excess of $6 million set forth in Rule 3a51-1(g)(2) which exempts our ordinary shares from being deemed “penny stock,” brokers are still subject to special record keeping requirements with respect to our ordinary shares and must demonstrate that we have met these criteria. Pursuant to Rule 15g-9, brokers and dealers who recommend penny stocks to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

        The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to regulations adopted by the SEC, any equity security not traded on an exchange or quoted on Nasdaq or the OTC Bulletin Board that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could further limit the market liquidity of our ordinary shares.

        We depend on a few key products in a business subject to rapid technological change and any decline in demand for these products could severely harm our ability to generate revenues. We depend upon the sale of our principal products – the NUR Fresco™ printers, the NUR Tempo printers, the NUR Expedio™ printers and the NUR Tango printers, and upon the sale of ink products. The markets for our products are characterized by rapid changes in technology, customer preferences and evolving industry standards. Our future financial performance will depend upon our ability to update our current products and develop and market new products to keep pace with technological advances in the industry. During 2004, 2005 and 2006, we invested approximately $8.0 million, $7.1 million and $5.8 million, respectively, in research and development projects. Although we plan to continue to invest in research and development, our business could seriously suffer if we fail to anticipate or to respond adequately to changes in technology and customer preferences, or if our products are delayed in their development or introduction. We cannot assure you that we will successfully develop any new products. If our competitors introduce new products, the sales of our existing products and our financial results could be negatively affected.

        Our reliance on sole source suppliers for certain components of our printers could harm our ability to meet demand for our products in a timely manner or within budgets. We currently purchase certain components used in our NUR Fresco, NUR Tempo and NUR Expedio printers from sole suppliers. If any of these sole suppliers experience problems that result in production delays, our sales to new customers and existing customers that rely on our inkjet components to operate their printers could be delayed. Production delays could result from fire, flood or other casualty, work stoppages, production problems or other unforeseen circumstances. Although we have not experienced any major production delays to date, we cannot assure you that such delays will not occur in the future. Because the success of our business depends on the sale of our printers, supply problems could have a material adverse effect on our financial results. In addition, if any of our sole suppliers reduce or change the credit or payment terms they extend to us, our business and results of operations could also be harmed.

        We rely on subcontractors to help us manufacture our products and if they are unable to adequately supply us with components and products, we may be unable to deliver our products to customers on time or without defects. We employ a limited number of unaffiliated subcontractors to manufacture components for our printers. Because we rely on subcontractors, however, we cannot be sure that we will be able to maintain an adequate supply of components or products. Moreover, we cannot be sure that any of the components we purchase will satisfy our quality standards and be delivered on time. Our business could suffer if we fail to maintain our relationships with our subcontractors or fail to develop alternative sources for our printer components. We cannot assure you that we will be able to develop alternative sources of production for our products.

        The market for our printers is very competitive and if we do not compete effectively, our operating results could be adversely affected. The printing equipment industry is extremely competitive and many of our competitors may have greater management, financial, technical, manufacturing, marketing, sales, distribution and other resources than we do. We compete against several companies that market digital printing systems based on drop-on-demand inkjet technology and other technologies that are similar to the technologies utilized in our products. These competitors have introduced products that compete with the NUR Fresco, the NUR Tempo and the NUR Expedio printers. We have also witnessed continued growth of the Chinese and Korean markets where Chinese and Korean companies that were developing, manufacturing and selling inexpensive printers mainly to the local markets, have also begun penetrating the international market. Our ability to compete depends on factors both within and outside of our control, including the performance and acceptance of our current printers and any products we develop in the future. We also face competition from existing conventional wide format and super wide format printing methods, including hand painting, screen printing and offset printing. Our competitors could develop new products, with existing or new technology, that could be more competitive in our market than our printers. We cannot assure you that we will be able to compete effectively with any such products.

        We face strong competition in the market for ink products. If we do not compete successfully, our revenues will decline. We compete with independent manufacturers in the market for ink products. The ink manufacturing industry is highly competitive. We are currently the exclusive or principal manufacturer and supplier of ink for our UV ink based printers and for a majority of our other printers. We cannot assure you that we will be able to maintain our position as the exclusive or even principal ink manufacturer and/or supplier for these printers. We also cannot assure you that we will be able to compete effectively or achieve significant revenues in the ink business.

        If we fail to meet our customers’ performance expectations, our reputation may be harmed, causing us to lose current and prospective customers. Our ability to retain existing customers and attract new customers depends to a large extent on our relationships with our customers and our ability to maintain a reputation for high quality products, professional services and integrity. As a result, if a customer is not satisfied with our products or services, our reputation may be damaged, adversely affecting the relationship with this and other existing customers and our ability to attract new customers.

        Our products could contain defects, which would reduce sales of those products or result in claims against us. We develop complex and evolving products and we participate in an industry that is subject to significant product liability and other litigation. Despite testing by us and our customers, undetected errors or defects may be found in existing or new products. The introduction of products with reliability, quality or compatibility problems could result in reduced revenues, additional costs, increased product returns and difficulty or delays in collecting accounts receivable. The risk is higher with products still in the development stage, where full testing or certification is not yet completed. This could result in, among other things, a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. We could be subject to material claims by customers that are not covered by our insurance. Many of these claims also involve significant defense or settlement costs.

        We depend on our executive officers and other key employees and the loss of their services could adversely affect our business and results of operations. During the previous two years, our senior management has undergone significant changes, including the replacement of our principal executive officers, the regional managing directors of our four main divisions and most of our senior management team. In addition, we have experienced a high turnover of other employees during 2006 and the beginning of 2007. We believe that our success depends to a large extent upon the contributions of key personnel, and especially our senior management. Our business could seriously suffer if David Reis or Yosef Zylberberg, our principal executive officers, or other key personnel, were to leave our company. In addition, we do not have, and do not plan to apply for, “key-man” life insurance for any of our key employees. The high turnover in other employees and the possible loss of knowledge and expertise as a result could also materially adversely affect our results of operations and our growth prospects. Our future success will also depend in part on our continuing ability to attract highly qualified employees. We cannot assure our continued success in attracting or retaining highly qualified personnel.

        If we are unsuccessful in protecting our proprietary technology through trade secrets, licenses and patents, our ability to compete effectively may be impaired. We rely on a combination of trade secrets, licenses, patents and non-disclosure and confidentiality agreements to establish and protect our proprietary rights in our products and our intellectual property. We cannot provide any assurance that our existing patents or any future patents will not be challenged, invalidated, or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We cannot be sure that we will receive further patent protection in Israel, the United States, or elsewhere, for existing or new products or applications. Even if we do secure further patent protection, we cannot provide any assurance it will be effective. Also, although we take precautionary measures to protect our trade secrets, we cannot guarantee that others will not acquire equivalent trade secrets or steal or replicate our exclusive technology. For example, in some countries, meaningful patent protection is not available. Third parties may assert infringement claims against us in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims could be found to be valid and result in large judgments against us. Even if such claims are not valid, the cost to protect our patent rights and the harm caused to our operations during the litigation of such claims could be substantial.

        We may be subject to liabilities under environmental laws due to our use of hazardous materials such as methyl ethyl-ketone solvent. We mix the solvent ink used in some of our printers with a methyl ethyl-ketone solvent. Methyl ethyl-ketone solvent is a hazardous substance and is subject to various government regulations relating to its transfer, handling, packaging, use and disposal. We store the ink at warehouses in Europe, the United States, South East Asia and Israel, and a shipping company ships it in accordance with our instructions. We face potential responsibility for problems that may arise when we ship the ink to customers. We believe that we are in material compliance with all applicable environmental laws and regulations. However, if we fail to comply with these laws or an accident involving our ink waste or methyl ethyl-ketone solvent occurs, our business and financial results could be harmed. In addition, in recent years the operations of all companies have become subject to increasingly stringent legislation and regulation related to occupational safety and health and environmental protection. Such legislation and regulations are complex and constantly changing, and we cannot assure you that future changes in laws or regulations would not require us to install additional controls for certain of our ink products, to undertake changes in our manufacturing processes or to utilize additional measures of care and compliance where such measures are not currently required.

        We may face adverse consequences as a result of the restatement of our financial statements. The amendment of our annual report on Form 20-F for the year ended December 31, 2004, which was filed with the SEC on March 13, 2006, included a restatement of our financial statements for 2002, 2003 and 2004. As a result of the restatement, we may face certain risks and potential adverse consequences and costs associated with addressing any potential actions or inquiries; and the diversion of our management’s attention and resources. Each of these could have a material adverse effect on our business, prospects and results of operations.

        We benefit from certain tax benefits related to capital investment incentives. In the event these benefits are reduced, it will adversely affect our results of operations and our growth prospects. We benefit from certain Israeli tax legislation principally related to capital investment incentives. Our operations could be adversely affected if these tax benefits are reduced or eliminated and not replaced with equivalent benefits, or if our ability to meet the conditions to benefit from such tax benefits were significantly reduced. We cannot assure you that favorable tax legislation will continue in the future. In addition, to receive such tax benefits, we must comply with a number of conditions. If we fail to comply with these conditions, the tax benefits that we receive could be partially or fully canceled and we would be forced to refund the amount of the canceled benefits received, in whole or in part, adjusted for inflation and interest.

        Political instability in Israel may disrupt important operations and our business. Our headquarters and research facilities, operations and some of our subcontractors and suppliers are located in the State of Israel. Although most of our sales are currently made to customers outside of Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Our business could be harmed by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic condition of Israel. The prospect of peace in the Middle East is uncertain and has deteriorated due to the continued violent conflicts between Israelis and Palestinians. In addition, in July and August 2006, significant fighting took place between Israel and Hezbollah in Lebanon, which involved numerous missile strikes and disrupted day-to-day civilian activity in northern Israel. Furthermore, over the last seven years and more significantly in April, May and June 2007, Palestinian militants have been firing rockets from the Gaza strip to the neighboring southern part of Israel, including to areas in Ashkelon, where our ink manufacturing plant is located. While the work in our plant has not been impacted so far, we cannot predict the full impact of the continuation or escalation of the conflict in the Gaza Strip and southern Israel on our results of operations and business. Furthermore, several countries restrict business with Israeli companies. We could be adversely affected by further setbacks to the peace process or by restrictive laws or policies directed toward Israel or Israeli businesses. Our operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States or elsewhere. In addition, all nonexempt male adult citizens of Israel, including some of our officers and employees, are obligated to perform military reserve duty and are subject to being called for active duty under emergency circumstances. While we have operated effectively under these requirements and circumstances since our formation, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our operations in Israel may be slowed and our business may be harmed.

        We have significant operations in countries that may be adversely affected by acts of terrorism, political or economical instability or major hostilities. We supply our products to various countries. Over 60% of our sales are in North America and Western Europe. However, we expect to derive an increasing portion of our sales and future growth from other regions such as Latin America and Central and Eastern Europe, which may be more susceptible to political or economic instability. As we import our products into such countries, we face possible denial of access to our customers as a result of a closing of the borders of the countries in which we sell our products, due to economic, legislative, political and military conditions, including hostilities and acts of terror, in such countries. Our executive offices and a substantial percentage of our manufacturing capabilities are located in Israel.

        You may have difficulty enforcing U.S. judgments against us in Israel. We are organized under the laws of Israel and our headquarters are in Israel. Most of our officers and directors reside outside of the United States. Therefore, you may not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You may not be able to enforce civil actions under U.S. securities laws if you file a lawsuit in Israel. In addition, if a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

        Our operating results are subject to significant fluctuations from period-to-period, which could cause us to miss expectations about these results and, consequently, could adversely affect the trading price of our ordinary shares. The results of our operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of factors such as price reductions by us and our competitors, increased competition in the printing equipment and ink industry, the introduction and market acceptance of new technologies and standards, changes in interest rates and availability of bank or other financing to our customers, substitution of our ink products for third party ink by users of our products, delay, rescheduling or cancellation of orders, costs related to our entry into new geographic markets, changes in general economic conditions and changes in economic conditions specific to our industry. Furthermore, our revenues may vary significantly from quarter to quarter as a result of, among other factors, the timing of new product announcements and releases by our competitors and us. We do not typically have a material backlog of orders at the beginning of each quarter. We may not learn of shortfalls in sales until late in, or shortly after the end of, such fiscal period. As a result, our quarterly earnings may be subject to significant variations, which could cause us to miss expectations about our earnings and, consequently, could adversely affect the trading price of our ordinary shares.

        Our business is subject to risks from international operations that could increase our expenses and require increased time and attention of our management. A significant portion of our business is conducted internationally. Accordingly, our future results could be materially adversely affected by a variety of uncontrollable and changing factors including, among others, foreign currency exchange rates, credit risk in less developed markets, difficulties in staffing management and other positions, difficulties in collecting accounts receivables, regulatory, political, or economic conditions in a specific country or region, trade protection measures and other regulatory requirements, business and government spending patterns, and natural disasters. Any or all of these factors could have a material adverse impact on our business and results of operations.

        Currency fluctuations may decrease our earnings. Because we generate revenues and expenses in various currencies, including the U.S. dollar, the New Israeli Shekel and the Euro, our financial results are subject to the effects of fluctuations of currency exchange rates. We cannot predict, however, when exchange or price controls or other restrictions on the conversion of foreign currencies could impact our business. Currency fluctuations could decrease our profitability.

        Our stock price has decreased significantly and may continue to be volatile, which could adversely affect the market liquidity of our ordinary shares and our ability to raise additional funds. Our ordinary shares have experienced substantial price volatility, particularly as a result of variations between our anticipated and actual financial results, the published expectations of analysts, and announcements by our competitors and us. The market price for our ordinary shares has followed a historical downward trend since 2000. On May 19, 2005, our ordinary shares were delisted from the Nasdaq Capital Market due to our failure to comply with the minimum stockholders’ equity requirement for continued listing. Our ordinary shares are currently quoted on the over-the-counter market in the “Pink Sheets” under the symbol “NURMF.PK.” In addition, the stock market has experienced extreme price and volume fluctuations that have negatively affected the market price of many technology and manufacturing companies in particular, and that have often been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may materially adversely affect the market price of our ordinary shares in the future. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, many of whom have been granted stock options, and negatively affect our ability to raise funds through both debt and equity, discourage potential customers and partners from doing business with us, and could result in a material adverse effect on our business, financial condition, and results of operations.

        If we fail to implement and maintain effective internal controls over financial reporting, our business, operating results and share price could be materially adversely affected. Beginning with our annual report for our fiscal year ending December 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include a report by our management on our internal controls over financial reporting. This report must contain an assessment by management of the effectiveness of our internal controls over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal controls are effective.  Beginning with our annual report for our fiscal year ending December 31, 2008, the report must also contain a statement that our independent auditors have issued an attestation report on their assessment of such internal controls. Our efforts to comply with Section 404 are likely to result in significant costs, the commitment of time and operational resources and the diversion of management’s attention.  We expect to expend significant resources and management time documenting and testing our internal controls systems and procedures. This process may be complicated by the complexity of our international operations and various foreign subsidiaries.  If we or our independent auditors are unable to assert that our internal controls over financial reporting are effective, market perception of our financial condition and the trading price of our stock may be adversely affected, customer perception of our business may suffer and we may face increased difficulty raising capital, all of which could have a material adverse effect on our operations.

        We are controlled by a small number of shareholders, who may make decisions with which you may disagree. In October 2005, a group of investors led by Fortissimo Capital Fund GP, LP, which are included as selling security holders in this prospectus, invested $12 million in our company. Consequently, these shareholders are currently the beneficial owners of 61.2% of our ordinary shares and acting together, could exercise significant influence over our business, including with respect to the election of our directors and the approval of change in control transactions. This concentration of control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interest.

        Provisions of Israeli law may delay, prevent or make difficult an acquisition of NUR, which could prevent a change of control and, therefore, depress the price of our shares. Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders. These provisions of Israeli law may delay, prevent or make difficult an acquisition of NUR, which could prevent a change of control and therefore depress the price of our shares.

        Additional tax liabilities could materially adversely affect our results of operations and financial condition. As a global corporation, we are subject to income taxes both in Israel and various foreign jurisdictions. Our domestic and international tax liabilities are subject to the allocation of revenues and expenses in different jurisdictions and the timing of recognizing revenues and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable laws in the jurisdictions in which we file. From time to time, we are subject to income tax audits. While we believe we comply with applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed additional taxes, there could be a material adverse affect on our results of operations and financial condition.

MATERIAL CHANGES

        All material changes in our affairs that have occurred since the end of the 2006 fiscal year are included in our Form 20-F for the year ended December 31, 2006, incorporated herein by reference.

OFFER STATISTICS AND EXPECTED TIMETABLE

        The selling security holders identified in this prospectus may sell from time to time up to 90,165,265 ordinary shares (including 40,234,771 shares issuable upon exercise of warrants). We have agreed to maintain the effectiveness of this registration statement until the earlier of (i) two years after the effective date of this registration statement, (ii) such time as all of the shares registered under this registration statement have been sold pursuant to this registration statement or (iii) the date on which all of the shares registered under this registration statement may be resold without registration pursuant to Rule 144(k) under the Securities Act or any other rule of similar effect.

CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our capitalization and indebtedness as of December 31, 2006 (in thousands), on an actual basis and as adjusted to give effect to the issuance of 11,734,950 ordinary shares at a price of $0.54 per share, as well as warrants, and the receipt of the net proceeds in the amount of $6,083,370 by us, in connection with a private placement in January and February 2007. These ordinary shares and the ordinary shares issuable upon exercise of the warrants are being registered for resale in this prospectus. You should read this table in conjunction with the section captioned “Selling Security Holders,” our consolidated financial statements and the related notes incorporated by reference into this prospectus.

	December 31, 2006
	Actual	As Adjusted
	(thousands)

Current maturities of long-term loans	$129	$129
Long-term loans, net of current maturities	26,755	26,755

Share capital - ordinary shares of NIS 1.00 par value (authorized: 170,000,000 shares; issued and outstanding: 60,523,886 shares actual; 72,258,836 shares as adjusted)	13,635	16,413
Additional paid-in capital	61,956	65,261
Accumulated other comprehensive loss	(475)	(475)
Accumulated deficit	(96,119)	(96,119)

Total shareholders' deficiency	(21,003)	(14,920)

Total capitalization and indebtedness	$5,881	$11,964

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of ordinary shares by the selling security holders under this prospectus, other than the exercise price payable to us upon the exercise of warrants held by the selling security holders. If the warrants are exercised in full, we would realize proceeds before expenses in the amount of approximately $17,624,030. The net proceeds of the exercise of the warrants will be used for working capital and general corporate purposes

PLAN OF DISTRIBUTION

        This prospectus covers the sale of ordinary shares by the selling security holders. As used herein, “selling security holders” include donees, pledgees, transferees or other successors in interest selling shares received from a selling security holder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Any distribution of any of these securities by the selling security holders in interest may be effected from time to time in one or more of the following transactions:

■	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

■	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

■	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

■	an exchange distribution in accordance with the rules of the applicable exchange;

■	privately negotiated transactions;

■	settlement of short sales;

■	broker/dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share;

■	a combination of any such methods of sale; and

■	any other method permitted pursuant to applicable law.

        We will not receive any proceeds from the sale of the ordinary shares. The aggregate proceeds to the selling security holders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. We do not know if the selling security holders will sell any of the securities offered hereby.

        The selling security holders may distribute the securities from time to time in one or more transactions at:

■	a fixed price or prices, which may be changed;

■	market prices prevailing at the time of sale;

■	prices related to such prevailing market prices; or

■	negotiated prices.

        The selling security holders may enter into hedging and/or monetization transactions. For example, a selling security holder may:

■	subject to contractual restrictions, enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling security holder and engage in short sales or other sales of our common shares under this prospectus, in which case the other party may use shares of our common shares received or borrowed from or pledged by the selling security holder or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from the selling security holder in settlement of those derivatives to close out any related borrowings of common shares;

■	subject to contractual restrictions, itself sell short our common shares under this prospectus and use shares of our common shares held by it to close out any short position;

■	enter into options, forwards or other transactions that require a selling security holder to deliver, in a transaction exempt from registration under the Securities Act, our common shares to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling security holder and publicly resell or otherwise transfer our common shares under this prospectus; or

■	loan or pledge our common shares to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling security holder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling security holder and sell the pledged shares under this prospectus.

        The selling security holders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered “underwriters” as that term is defined in the Securities Act. The selling security holders will be subject to the prospectus delivery requirements because the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase these securities as agents for others or as principals for their own account (compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders will pay any sales commissions or similar selling expenses applicable to the sale of ordinary shares. A portion of any proceeds of sales and discounts, commissions or other sellers’ compensation may be deemed to be underwriting compensation for purposes of the Securities Act. The selling security holders have informed NUR that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

        The selling security holders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the ordinary shares for a period of five business days prior to the commencement of the distribution. In addition, each selling security holder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the ordinary shares.

        At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        In order to comply with the securities laws of certain states, if applicable, the securities will be sold in these jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of the exemption have been satisfied.

        We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the ordinary shares under federal and state securities laws, other than underwriter fees and discounts, if any. We and each selling security holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

INTERESTS OF EXPERTS AND COUNSEL

        Not applicable.

SELLING SECURITY HOLDERS

        Our ordinary shares to which this prospectus relates are being registered for resales by the selling security holders listed below. Such selling security holders acquired the ordinary shares registered in this prospectus through the following transactions:

        In October 2005, we raised $12 million through the private placement of 34,285,714 of our ordinary shares to a group of investors led by the Fortissimo Entities at a price of $0.35 per share. The consideration was paid to us in installments. The first two installments, in the amount of $5 million each, were paid at the closing in October 2005, and in January 2006. The remaining installment, in the amount of $2 million, was due to be paid on October 2006. In August 2006 the Fortissimo Entities, Kanir and we reached an agreement to accelerate the payment of $1.2 million and such payment was made on September 2006. The remaining $0.8 million were paid on October 2006. The investors who participated in this private placement also received warrants to purchase up to 25,714,286 ordinary shares at an exercise price of $0.40 per warrant share, exercisable until October 2010.

        On September 12, 2005, we reached an agreement with our lender banks, providing for the conversion of $14.5 million of our then outstanding debt into 8,000,000 warrants, the conversion of $5 million of our then outstanding debt into three-year subordinated notes, and the repayment of $2 million of the outstanding debt within 1 year. The debt restructuring agreement further provided for the replacement of the remaining $22 million of the outstanding debt with new credit facilities. We also agreed to extend the exercise period of 1,340,000 outstanding warrants previously granted to the lender banks by 18 months.

        The Fortissimo investment and the debt restructuring agreement were consummated on October 31, 2005 and December 8, 2005, respectively.

        Dan Purjes, our former chairman of the board and former controlling shareholder, and Edna Purjes, are the beneficial owners of 6,909,830 ordinary shares being registered for resale herein (including 3,000,000 ordinary shares issuable upon exercise of a warrant). The 3,909,830 ordinary shares being registered for resale herein were acquired in the following transactions: (i) 2,500,000 ordinary shares were acquired from Mr. Moshe Nuri, a former controlling shareholder, in April 1997, in connection with a settlement agreement relating to a loan provided to Mr. Nuri, (ii) 80,000 ordinary shares were acquired in a private transaction in January 1999, (iii) 320,000 ordinary shares were acquired in May 2000 upon exercise of a warrant issued by us as compensation for services in connection with a private placement of our ordinary shares (iv) 41,617 ordinary shares were acquired in October 2000 upon a cashless exercise of a warrant issued by us as compensation for services in connection with NUR’s initial public offering, (v) 50,000 ordinary shares were acquired in October 2000 in a private transaction in connection with a debt settlement (vi) 559,600 ordinary shares were acquired in a private transaction in July 2002, (vii) 358,613 ordinary shares were issued by us during 2002-2004 in consideration for services rendered, pursuant to a services agreement dated December 31, 2001. The information set forth in this paragraph was provided by Mr. Purjes and based on filings on Schedule 13D made by Mr. Purjes with the SEC.

        On January 23, 2005, we entered into a Voting Agreement coupled with an irrevocable proxy with Dan Purjes. In exchange for the voting control of the ordinary shares held by Mr. Purjes, we granted to Mr. Purjes, in April 2005, a five-year warrant to purchase 3,000,000 ordinary shares at a purchase price per share of $0.75. In October 2005, Dan Purjes filed a complaint against NUR seeking the reinstatement of his voting rights, the control of which had been transferred to NUR pursuant to the Voting Agreement. The court dismissed part of the case and the rest of the case was dismissed with leave to refile.

        In the beginning of 2007 we raised $6.3 million through the private placement of 11,734,950 of our ordinary shares to various investors at a price of $0.54 per share. The investors also received warrants to purchase additional 3,520,485 ordinary shares at an exercise price of $0.65 per share, exercisable for a period of five years following the closing of the private placement. The private placement included two stages, an initial closing resulting in gross proceeds in the amount of $3.8 million in January 2007 and a follow-on investment resulting in gross proceeds of $2.5 million in February 2007. In connection with the private placement, we paid our adviser, Meitav Underwriting Ltd., a cash fee of $0.25 million.

        Under our subscription agreement with the investors in the 2007 private placement, a delay in the filing or the effectiveness of the registration of our ordinary shares beyond a certain date and the loss of effectiveness of the registration statement for certain periods subject us to payment to the investors of partial liquidated damages equal to 1.0% of the amount invested by each investor for every thirty day period of delay or loss of effectiveness (prorated for partial periods).

        The selling security holders may resell all, a portion or none of these ordinary shares from time to time. The table below sets forth with respect to each selling security holder, based upon information available to us as of June 15, 2007, the number and percent of ordinary shares beneficially owned, the number of ordinary shares registered by this prospectus and the number and percent of ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares.

	Shares Beneficially Owned Before the Offering(1)		Shares Offered	Shares Beneficially Owned After the Offering(1) (2)
Holder	Shares(3)	Percent		Shares(3)	Percent

Bank Hapoalim B.M. (4)	4,978,396	6.44%	4,263,396	715,000	*
Bank Leumi le-Israel B.M. (5)	3,416,329	4.51%	2,916,329	500,000	*
Banks, Eric David (6)	601,861	*	601,861	0	-
Bar-Zion, Zamir (7)	130,000	*	130,000	0	-
Fortissimo Capital Fund, LP (8)(11)	1,176,282	1.62%	1,176,282	0	-
Fortissimo Capital Fund (Israel), LP (9)(11)	40,237,488	44.92%	40,237,488	0	-
Fortissimo Capital Fund (Israel-DP), LP (10)(11)	3,586,229	4.86%	3,586,229	0	-
Gee, Steve (12)	260,000	*	260,000	0	-
Goldschmidt, Erez (13)	30,095	*	30,095	0	-
Israel Discount Bank Ltd. (14)	945,275	1.29%	820,275	125,000	*
Kanir Joint Investments (2005) Limited Partnership (15)	15,000,001	19.05%	15,000,001	0	-
Levinberg, Joshua (16)	130,000	*	130,000	0	-
Malca, Yonatan (17)	211,250	*	211,250	0	-
Meitav Gemel Ltd. (18)(29)	2,407,431	3.30%	2,407,431	0	-
Meitav Investment House Ltd. (19)(29)	845,000	1.17%	845,000	0	-
Meitav Investment Management Ltd. (20)(29)	1,154,250	1.59%	633,750	520,500	*
Old Lane Luxemburg Master Fund S.a.r.l (21)	4,814,815	6.56%	4,814,815	0	-
Overseas Finance and Trading (Geneva) Ltd. (22)	722,215	1.00%	722,215	0	-
Pro-seed Venture Capital Fund Ltd. (23)	1,203,704	1.66%	1,203,704	0	-
Purjes, Dan & Edna (24)	9,483,279	12.51%	6,909,830	2,573,449	3.53%
Quattro Gemel Ltd. (25)	60,190	*	60,190	0	-
Ramot Kabili, Kobi (26)	120,380	*	120,380	0	-
Rimon Investments Master Fund L.P. (27)	2,080,974	2.87%	1,203,709	877,265	1.21%
Stepak, Michal & Avner (28)(29)	240,760	*	240,760	0	-
Tamir Fishman Provident and Education Funds Ltd. (30)	797,615	1.10%	797,615	0	-
Thrift Warehouses, Inc. (31)	120,380	*	120,380	0	-
Top of the Palace Ltd. (32)	120,380	*	120,380	0	-
Y.A.Z Investments & Assets Ltd. (33)	623,452	*	601,900	21,552	*

* Indicates less than one percent.

(1)	As used in this table, “beneficial ownership” means the sole or shared voting and investment power of ordinary shares. Unless otherwise indicated, each selling security holder listed below has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned thereby. A person is deemed to have “beneficial ownership” of any ordinary shares that this person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any ordinary shares that any selling security holder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of such selling security holder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling security holder.

(2)	With respect to the selling security holders, it has been assumed that all ordinary shares so offered will be sold.

(3)	These ordinary shares include an aggregate of 40,234,771 ordinary shares which may be acquired by the selling security holders within sixty days of June 15, 2007 upon the exercise of warrants granted by us.

(4)	Bank Hapoalim is an affiliate of a broker-dealer. Bank Hapoalim represented to us that it (i) purchased the securities in the ordinary course of business, as an investment and without a view toward the distribution of such securities and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities. Bank Hapoalim is a public company registered with the Israel Securities Authority and traded on the Tel Aviv Stock Exchange. The 4,263,396 ordinary shares offered by Bank Hapoalim are underlying a five-year warrant that was granted by NUR to Bank Hapoalim in consideration for the conversion of debt on December 8, 2005 with an exercise price of $0.35 per ordinary share. Bank Hapoalim’s address is 50 Rothschild Boulevard, Tel Aviv 66883, Israel.

(5)	Bank Leumi is an affiliate of a broker-dealer. Bank Leumi represented to us that it (i) purchased the securities in the ordinary course of business, as an investment and without a view toward the distribution of such securities and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities. Bank Leumi is a public company registered with the Israel Securities Authority and traded on the Tel Aviv Stock Exchange. The 2,916,329 ordinary shares offered by Bank Leumi are underlying a five-year warrant that was granted by NUR to Bank Leumi in consideration for the conversion of debt on December 8, 2005 with an exercise price of $0.35 per ordinary share. Bank Leumi’s address is 34 Yehuda Halevi Street, Tel Aviv 65546, Israel.

(6)	The 601,861 ordinary shares offered by Mr. Eric Banks include 138,891 shares underlying a five-year warrant that was granted by NUR to Mr. Banks in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Mr. Banks’ address is 95 Greene Street PHC, New York, New York 10012, USA.

(7)	The 130,000 ordinary shares offered by Mr. Zamir Bar-Zion include 30,000 shares underlying a five-year warrant that was granted by NUR to Mr. Bar-Zion in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Mr. Bar-Zion’s address is 22 Burla Street, Tel Aviv 69364, Israel.

(8)	Fortissimo Capital Fund, LP (“FCF-Cayman”) is a limited partnerships registered in the Cayman Islands. The 1,176,282 ordinary shares offered by FCF-Cayman include 504,121 ordinary shares underlying five-year warrants granted by NUR to FCF-Cayman in connection with the August 2005 private placement with an exercise price of $0.40 per ordinary share. FCF-Cayman’s address is c/o Marc Lesnick, Fortissimo Capital Management Ltd., 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel.

(9)	Fortissimo Capital Fund (Israel), LP (“FCF-Israel”) is a limited partnership registered in Israel. The 40,237,488 ordinary shares offered by FCF-Israel include 17,244,638 ordinary shares underlying five-year warrants granted by NUR to FCF-Israel in connection with the August 2005 private placement with an exercise price of $0.40 per ordinary share. FCF-Israel’s address is c/o Marc Lesnick, Fortissimo Capital Management Ltd., 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel.

(10)	Fortissimo Capital Fund (Israel-DP), LP (“FCF-Israel-DP”) is a limited partnership registered in Israel. The 3,586,229 ordinary shares offered by FCF-Israel-DP include 1,536,955 ordinary shares underlying five-year warrants granted to FCF-Israel-DP in connection with the August 2005 private placement with an exercise price of $0.40 per ordinary share. FCF-Israel-DP’s address is c/o Marc Lesnick, Fortissimo Capital Management Ltd., 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel.

(11)	Fortissimo Capital Fund GP, LP (“FFC-GP”), a limited partnership registered in the Cayman Islands, is the general partner in each of FFC-Israel, FFC-Israel-DP and FFC Cayman, who invest together in the framework of parallel private equity funds. In October 2005, the Fortissimo Entities and Kanir entered into a shareholders agreement. Pursuant to Rule 13d-5(b)(1) of the Exchange Act the Fortissimo Entities may, together with Kanir be deemed to be members of a “Group” as such term is defined under the Exchange Act and the Fortissimo Entities may be deemed to beneficially own the ordinary shares beneficially owned by Kanir, or 60,000,000 in the aggregate. Each of the Fortissimo Entities disclaims beneficial ownership of the shares owned by Kanir. Mr. Yuval Cohen, the chairman of our board of directors, is the sole shareholder and director of Fortissimo Capital (GP) Management Ltd., a private company incorporated in the Cayman Island which is the sole general partner in FFC-GP. Messrs. Eli Blatt and Shmoulik Barashi, who are members of our board of directors, are limited partners in FFC-GP. By virtue of their positions with the Fortissimo Entities, each of Messrs. Cohen, Blatt and Barashi may be deemed to beneficially own the ordinary shares beneficially owned by the Fortissimo Entities. Messrs. Cohen, Blatt and Barashi disclaim beneficial ownership of the ordinary shares beneficially owned by the Fortissimo Entities, except to the extent of their pecuniary interest therein.

(12)	The 260,000 ordinary shares offered by Mr. Steve Gee include 60,000 shares underlying a five-year warrant that was granted by NUR to Mr. Gee in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Mr. Gee’s address is 92, Hillway, London N6 6DP, England.

(13)	The 30,095 ordinary shares offered by Mr. Erez Goldschmidt include 6,945 shares underlying a five-year warrant that was granted by NUR to Mr. Goldschmidt in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Mr. Goldschmidt’s address is 21/6 Radak Street, Jerusalem 92187, Israel.

(14)	Israel Discount Bank Ltd. is an affiliate of a broker-dealer. Bank Discount represented to us that it (i) purchased the securities in the ordinary course of business, as an investment and without a view toward the distribution of such securities and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities. Bank Discount is a public company registered with the Israel Securities Authority and traded on the Tel Aviv Stock Exchange. The 820,275 ordinary shares offered by Bank Discount are underlying a five-year warrant that was granted by NUR to Bank Discount in consideration for the conversion of debt on December 8, 2005 with an exercise price of $0.35 per ordinary share. Bank Discount’s address is 27 Yehuda Halevi Street, Tel Aviv 65136, Israel.

(15)	Kanir Joint Investments (2005) Limited Partnership (“Kanir”) is a limited partnership registered in Israel. The 15,000,001 ordinary shares offered by Kanir include 6,428,572 ordinary shares underlying five-year warrants granted by NUR to Kanir in connection with the August 2005 private placement with an exercise price of $0.40 per ordinary share. In October 2005, the Fortissimo Entities and Kanir entered into a shareholders agreement. Pursuant to Rule 13d-5(b)(1) of the Exchange Act Kanir may, together with the Fortissimo Entities be deemed to be members of a “Group” as such term is defined under the Exchange Act and Kanir may be deemed to beneficially own the ordinary shares beneficially owned by the Fortissimo Entities, or 60,000,000 in the aggregate. Kanir disclaims beneficial ownership of the shares owned by the Fortissimo Entities. Mr. Hemi Raphael, who is a member of our board of directors, and Mr. Ran Fridrich are shareholders and sole directors of Kanir Investments Ltd., the general partner in Kanir, and limited partners in Kanir. By virtue of their position with Kanir, Messrs. Raphael and Fridrich may be deemed to beneficially own the ordinary shares beneficially owned by Kanir and each disclaims beneficial ownership of the ordinary shares beneficially owned by Kanir, except to the extent of his pecuniary interest therein. Kanir’s address is 4 Berkowitz Street (c/o Erdinast, Ben Nathan & Co., Advocates), Tel Aviv 64238, Israel.

(16)	The 130,000 ordinary shares offered by Mr. Joshua Levinberg include 30,000 shares underlying a five-year warrant that was granted by NUR to Mr. Levinberg in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Mr. Levinberg’s address is 32A HaBarzel Street, Tel Aviv 69710, Israel.

(17)	The 211,250 ordinary shares offered by Mr. Yonatan Malca include 48,750 shares underlying a five-year warrant that was granted by NUR to Meitav Underwriting Ltd. (“Meitav Underwriting”) in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Meitav Underwriting distributed the securities it purchased in the private placement to certain of its shareholders pursuant to an exemption from registration provided under Section 4(1) of the Securities Act. Mr. Malca’s address is 4 Berkowitz Street, Museum Tower, Tel Aviv 61180, Israel.

(18)	Meitav Gemel Ltd. (“Meitav Gemel”) is a private company registered in Israel. The 2,407,431 ordinary shares offered by Meitav Gemel consist of: (i) 125,060 ordinary shares and 37,518 ordinary shares underlying a warrant held in the name of Meitav Chisachon Gemel, (ii) 87,530 ordinary shares and 26,259 ordinary shares underlying a warrant held in the name of Meitav Chisachon Hishtalmut, (iii) 20,840 ordinary shares and 6,252 ordinary shares underlying a warrant held in the name of Meitav Chisachon Pizuim, (iv) 545,800 ordinary shares and 163,740 ordinary shares underlying a warrant held in the name of Meitav Histalmut Clali, (v) 176,080 ordinary shares and 52,824 ordinary shares underlying a warrant held in the name of Meitav Pizuim Clali and (vi) 896,560 ordinary shares and 268,968 ordinary shares underlying a warrant held in the name of Meitav Tagmulim Clali. All of these shares and warrants were acquired in connection with the 2007 private placement and the warrants are five-year warrants with an exercise price of $0.65 per ordinary share. These Meitav Gemel entities are provident and education funds owned and managed by Meitav Gemel. The securities held for the benefit of the funds are held for the benefit of the beneficiaries of such funds and Meitav Gemel disclaims beneficial ownership of such securities. Meitav Gemel is a wholly owned subsidiary of Meitav Investment House Ltd. Mr. Zvi Stepak, a director of Meitav Gemel, is a controlling shareholder of Meitav Investment House Ltd. and Mr. Shlomo Simanovsky is a controlling shareholder of Meitav Investment House Ltd. By virtue of their positions with Meitav Gemel, Messrs. Stepak and Simanovsky may be deemed to beneficially own the ordinary shares beneficially owned by Meitav Gemel and each disclaims beneficial ownership of the ordinary shares beneficially owned by Meitav Gemel, except to the extent of his pecuniary interest therein. Meitav Gemel’s address is 4 Berkowitz Street, Museum Tower, Tel Aviv 61180, Israel.

(19)	Meitav Investment House Ltd. (“Meitav Investment”) is a private company registered in Israel. The 845,000 ordinary shares offered by Meitav Investment include 195,000 shares underlying a five-year warrant that was granted by NUR to Meitav Investment in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Messrs. Zvi Stepak and Shlomo Simanovsky are the indirect controlling shareholders of Meitav Investment. By virtue of their positions with Meitav Investment, Messrs. Stepak and Simanovsky may be deemed to beneficially own the ordinary shares beneficially owned by Meitav Investment and each disclaims beneficial ownership of the ordinary shares beneficially owned by Meitav Investment, except to the extent of his pecuniary interest therein. Meitav Investment’s address is 4 Berkowitz Street. Museum Tower, Tel Aviv 61180, Israel.

(20)	Meitav Investment Management Ltd. (“Meitav Management”) is a private company registered in Israel. The 633,750 ordinary shares offered by Meitav Management include 146,250 shares underlying a five-year warrant that was granted by NUR to Meitav Underwriting in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Meitav Underwriting distributed the securities it purchased in the private placement to certain of its shareholders pursuant to an exemption from registration provided under Section 4(1) of the Securities Act. Meitav Management is a wholly owned subsidiary of Meitav Investment House Ltd. Meitav Investment House is indirectly controlled by Messrs. Zvi Stepak and Shlomo Simanovsky. By virtue of their positions with Meitav Management, Messrs. Stepak and Simanovsky may be deemed to beneficially own the ordinary shares beneficially owned by Meitav Management and each disclaims beneficial ownership of the ordinary shares beneficially owned by Meitav Management, except to the extent of his pecuniary interest therein. Meitav Management’s address is 4 Berkowitz Street, Museum Tower, Tel Aviv 61180, Israel.

(21)	Old Lane Luxemburg Master Fund S.a.r.l (“Old Lane“) is a private company registered in Luxemburg. The 4,814,815 ordinary shares offered by Old Lane consist of the following: (i) 2,207,408 ordinary shares and 662,222 ordinary shares underlying a warrant held for the benefit of Old Lane Cayman Master Fund L.P., a limited partnership registered in the Cayman Islands, (ii) 625,926 ordinary shares and 187,778 ordinary shares underlying a warrant held in for the benefit of Old Lane HMA Master Fund, L.P., a limited partnership registered in the Cayman Islands and (iii) 870,370 ordinary shares and 261,111 ordinary shares underlying a warrant held in for the benefit of Old Lane U.S. Master Fund L.P., a limited partnership registered in The State of Delaware, USA. All of these shares and warrants were acquired in connection with the 2007 private placement and the warrants are five-year warrants with an exercise price of $0.65 per ordinary share. Messrs. Jonathan Barton, Jacques de Patoul and Hille - Paul Schut are the members of the board of managers of Old Lane. By virtue of their position with Old Lane, each of Messrs. Barton, de Patoul and Schut may be deemed to beneficially own the ordinary shares beneficially owned by Old Lane and each disclaims beneficial ownership of the ordinary shares beneficially owned by Old Lane, except to the extent of his pecuniary interest therein. Old Lane disclaims beneficial ownership of the ordinary shares held for the benefit of the Old Lane entities set forth herein. Old Lane’s address is 20, rue de la Poste, L-2346, Luxemburg.

(22)	Overseas Finance and Trading (Geneva) Ltd. (“OFT”) is a private company incorporated in Switzerland. The ordinary shares offered by OFT are held in the name of UBS Private Banking Nominees Ltd. as nominee for OFT. The 722,215 ordinary shares offered by OFT include 166,665 shares underlying a five-year warrant that was granted by NUR to OFT in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Mr. Elchanan Jaglom is a controlling shareholder and director of OFT and Messrs. Daniel Jaglom and Laurent Levy are directors of OFT. By virtue of their positions with OFT, each of Messrs. E. Jaglom, D. Jaglom and Levy may be deemed to beneficially own the ordinary shares beneficially owned by OFT. Mr. E. Jaglom disclaims beneficial ownership of the ordinary shares beneficially owned by OFT, except to the extent of his pecuniary interest therein, and Messrs. D. Jaglom and Levy disclaim beneficial ownership of the ordinary shares beneficially owned by OFT. OFT’s address is 10 rue guillaume Tell, 1211 Geneva, Switzerland.

(23)	Pro-seed Venture Capital Fund Ltd. (“Pro-seed”) is an Israeli public company registered with the Israel Securities Authority and traded on the Tel Aviv Stock Exchange. The 1,203,704 ordinary shares offered by Pro-seed include 277,778 shares underlying a five-year warrant that was granted by NUR to Pro-seed in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Pre-seed’s address is 85 Yhuda HaLevi Street, Tel Aviv 65796, Israel.

(24)	According to information provided by the holders, Dan and Edna Purjes beneficially own 9,483,279 ordinary shares. The holdings of Dan and Edna Purjes consist of 9,174,041 ordinary shares beneficially owned by Dan and Edna Purjes, 95,068 ordinary shares beneficially owned by Y Securities Limited and 214,170 ordinary shares beneficially owned by X Securities Limited. Pursuant to Rule 13d-5(b)(1) of the Exchange Act Dan and Edna Purjes may, together with the Purjes Foundation, First Purjes Descendants, LP and the Second Purjes Descendants, LP, be deemed to be members of a “Group” as this term is defined under the Exchange Act and Dan and Edna Purjes may be deemed to beneficially own the ordinary shares beneficially owned by these entities, or 9,768,483, in the aggregate. Dan and Edna Purjes disclaim beneficial ownership of the shares owned by the Purjes Foundation, First Purjes Descendants, LP and the Second Purjes Descendants, LP. The 6,909,830 ordinary shares offered by Dan and Edna Purjes include 3,000,000 shares underlying a five-year warrant that was granted by NUR to Dan Purjes in connection with a voting agreement between NUR and Mr. Purjes with an exercise price of $0.75 per ordinary share. Dan and Edna Purjes’ address is 240 Anderson Avenue, Moonachie, New Jersey 07074, USA.

(25)	The 60,190 ordinary shares offered by Quattro Gemel Ltd. (“Quattro Gemel”) consist of: (i) 15,800 ordinary shares and 4,740 ordinary shares underlying a warrant held in the name of Quattro Hishtalmut, (ii) 13,300 ordinary shares and 3,990 ordinary shares underlying a warrant held in the name of Quattro Merkazit LePizuim and (iii) 17,200 ordinary shares and 5,160 ordinary shares underlying a warrant held in the name of Quattro Tagmulim. All of these shares and warrants were acquired in connection with the 2007 private placement and the warrants are five-year warrants with an exercise price of $0.65 per ordinary share. These Quattro Gemel entities are provident and education funds owned and managed by Quattro Gemel. The securities held for the benefit of the funds are held for the benefit of the beneficiaries of such funds and Quattro Gemel disclaims beneficial ownership of such securities. Quattro Gemel is a wholly owned subsidiary of Quattro Capital Markets Ltd. Messrs. Shai Zvulun and Omer Zvulun are controlling shareholders of Quattro Capital Markets, Mr. Aviram Naeh is the Chief Executive Officer of Quattro Gemel and Mr. Arik Sorozkin is the chairman of the board of directors of Quattro Gemel. By virtue of their positions with Quattro Gemel, each of Messrs S. Zvulun, O. Zvulun, Naeh and Sorozkin may be deemed to beneficially own the ordinary shares beneficially owned by Quattro Gemel and each disclaims beneficial ownership of the ordinary shares beneficially owned by Quattro Gemel, except to the extent of his pecuniary interest therein. Quattro Gemel’s address is 1 Ben-Gurion Street, Bnei-Brak 51201, Israel.

(26)	The 120,380 ordinary shares offered by Mr. Kobi Ramot Kabili include 27,780 shares underlying a five-year warrant that was granted by NUR to Mr. Ramot Kabili in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Mr. Ramot Kabili’s address is 3 Gamla Street, Ramat Hasharon 47266, Israel.

(27)	Rimon Investments Master Fund L.P. (“Rimon Investments”) is a limited partnership registered in the Cayman Islands. The 1,203,709 ordinary shares offered by Rimon Investments include 277,779 shares underlying a five-year warrant that was granted by NUR to Rimon Investments in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Rimon Z.Z. Management (2005) Ltd. is the general partner in Rimon Investments. Messrs. Ziv Gil, Zvi Limon and Danny Tocatly are the sole shareholders of Rimon Z.Z. Management (2005) Ltd. Each of Messrs. Gil, Limon and Tocatly disclaims beneficial ownership of the ordinary shares beneficially owned by Rimon Investments, except to the extent of his pecuniary interest therein. Rimon Investments’ address is 1 Azrieli Center, 35th Floor, Tel Aviv 67021, Israel.

(28)	The 240,760 ordinary shares offered by Michal & Avner Stepak include 55,560 shares underlying a five-year warrant that was granted by NUR to Michal & Avner Stepak in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Michal & Avner Stepak’s address is 4 Berkowitz Street, Museum Tower, Tel Aviv 61180, Israel.

(29)	The Meitav Entities, consisting of Meitav Investment, Meitav Management and Meitav Gemel, all of which are Israeli companies, and of Michal and Avner Stepak, may, pursuant to Rule 13d-5(b)(1) of the Exchange Act, be deemed to be members of a “Group” as such term is defined under the Exchange Act, holding, in the aggregate, 4,647,441 of our ordinary shares. Meitav Gemel and Meitav Management are wholly owned subsidiaries of Meitav Investment. Avner Stepak is the son of Zvi Stepak, a controlling shareholder of Meitav Investment, and the vice president of business development of Meitav Investment. The ordinary shares held by Meitav Gemel are held for the benefit of the beneficiaries of such funds and the Meitav Entities disclaim beneficial ownership of such shares. Each of the Meitav Entities disclaims beneficial ownership of the ordinary shares held by the other Meitav Entities, except to the extent of their pecuniary interest therein.

(30)	Tamir Fishman Provident and Education Funds Ltd. (“Tamir Fishman”) is an affiliate of a broker-dealer. Tamir Fishman represented to us that it (i) purchased the securities in the ordinary course of business, as an investment and without a view toward the distribution of such securities and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities. Tamir Fishman is a private company registered in Israel. The 797,615 ordinary shares offered by Tamir Fishman consist of: (i) 204,600 ordinary shares and 61,380 ordinary shares underlying a warrant held in the name of Tamir Fishman Education Fund – General, (ii) 10,950 ordinary shares and 3,285 ordinary shares underlying a warrant held in the name of Tamir Fishman Education Fund – Shares, (iii) 3,650 ordinary shares and 1,095 ordinary shares underlying a warrant held in the name of Tamir Fishman Provident Fund – Bonds, (iv) 242,000 ordinary shares and 72,600 ordinary shares underlying a warrant held in the name of Tamir Fishman Provident Fund – General, (v) 18,600 ordinary shares and 5,580 ordinary shares underlying a warrant held in the name of Tamir Fishman Provident Fund – Shares, (vi) 49,750 ordinary shares and 14,925 ordinary shares underlying a warrant held in the name of Tamir Fishman Severance Pay Fund – General and (vii) 84,000 ordinary shares and 25,200 ordinary shares underlying a warrant held in the name of Tamir Fishman Severance Pay Fund – Value. All of these shares and warrants were acquired in connection with the 2007 private placement and the warrants are five-year warrants with an exercise price of $0.65 per ordinary share. These Tamir Fishman entities are provident, education and severance pay funds owned and managed by Tamir Fishman. The securities held for the benefit of the funds are held for the benefit of the beneficiaries of such funds and Tamir Fishman disclaims beneficial ownership of such securities. Tamir Fishman is a wholly-owned subsidiary of Tamir Fishman Asset Management Ltd. which is a wholly-owned subsidiary of Tamir Fishman & Co. Ltd. Eldad Tamir, Danny Fishman and RBC Dominion Securities Limited are the controlling shareholders of Tamir Fishman & Co. Mr. Ira Friedman is a director and CEO of Tamir Fishman and Messrs. Rani Lifshitz, Reuven Kuvent, Ovadia Ben Yehezkel and Yaki Mendel and Ms. Dafna Ben Dov and Ayala Ben Dahan are directors of Tamir Fishman. By virtue of their position with Tamir Fishman, each of Messrs. Tamir, Fishman, Friedman, Lifshitz, Kuvent, Yehezkel and Mendel and Ms. Ben Dov and Ben Dahan may be deemed to beneficially own the ordinary shares beneficially owned by Tamir Fishman and each disclaims beneficial ownership of the ordinary shares beneficially owned by Tamir Fishman, except to the extent of his or her pecuniary interest therein. Tamir Fishman’s address is 21 Ha’Arba’a Street, Platinum Tower, Tel Aviv 64739, Israel.

In 2001 and 2004, NUR engaged Tamir Fishman Employees Benefits Ltd. and Tamir Fishman Trustees (2004) Ltd., respectively, both wholly owned subsidiaries of Tamir Fishman Asset Management Ltd., to provide trustee and stock option administration services in connection with its employee stock option plans. We were informed that fees for these services are charged in accordance with current market terms.

(31)	Thrift Warehouses, Inc. (“Thrift Warehouses”) is a private company registered in the State of Florida, USA. The 120,380 ordinary shares offered by Thrift Warehouses Inc. (“Thrift Warehouses”) include 27,780 shares underlying a five-year warrant that was granted by NUR to Thrift Warehouses in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Matthew Wohl is the sole shareholder of Thrift Warehouses. Thrift Warehouses’ address is 14/3 Ha’Efroni Street, Mevasseret Zion 90805, Israel.

(32)	Top of the Palace Ltd. is a private company registered in Israel. The 120,380 ordinary shares offered by Top of the Palace include 27,780 shares underlying a five-year warrant that was granted by NUR to Top of the Palace in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Messrs. Yonel Cohen and Ehud Robinstein are the controlling shareholders of Top of the Palace. By virtue of their position with Top of the Palace, each of Messrs. Cohen and Robinstein may be deemed to beneficially own the ordinary shares beneficially owned by Top of the Palace and each disclaims beneficial ownership of the ordinary shares held by Top of the Palace, except to the extent of his pecuniary interest therein. Top of the Palace’s address is 57 Yigal Alon Street, Tel Aviv 67891, Israel.

(33)	Y.A.Z Investments & Assets Ltd. (“Y.A.Z”) is a private company registered in Israel. The 601,900 ordinary shares offered by Y.A.Z include 138,900 shares underlying a five-year warrant that was granted by NUR to Y.A.Z in connection with the 2007 private placement with an exercise price of $0.65 per ordinary share. Yehuda Zadik and Ahouva Zadik are the sole shareholders of Y.A.Z. Y.A.Z’s address is 24 Lilinblum Street, Tel Aviv 65132, Israel.

        The information provided in the table above with respect to the selling security holders has been obtained from these selling security holders.

        The Fortissimo Entities and Kanir have informed NUR that they entered into an agreement pursuant to which Kanir will vote its ordinary shares in accordance with the vote of the Fortissimo Entities, except with respect to related party transactions and matters that adversely and disproportionately affect Kanir’s rights and entitlements, as compared to those of the Fortissimo Entities. In addition, this agreement contains certain provisions with respect to co-sale rights, rights of first refusal and other rights that may affect the disposition of ordinary shares.

        The Fortissimo Entities, Bank Hapoalim, Bank Leumi and Bank Discount have informed NUR that they entered into an agreement with respect to restrictions on certain transfers, for a limited period, of ordinary shares by the Fortissimo Entities, co-sale rights, bring along rights and rights of first refusal that may affect the disposition of ordinary shares.

        Except as otherwise disclosed above or in documents incorporated herein by reference, the selling security holders have not within the past three years had any position, office or other material relationship with our company. Because the selling security holders may sell all or some portion of the ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sells all of the shares offered hereby) can be given as to the number of ordinary shares that will be beneficially owned by the selling security holders after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ordinary shares beneficially owned by them, all or a portion of the ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

EXPENSES

        The following table sets forth the costs and expenses payable by us in connection with the registration of the ordinary shares being registered hereunder. No expenses shall be borne by the selling shareholder, except commission or discounts, if any. All of the amounts shown are estimates, except for the SEC Registration Fees:

Amount to be Paid

SEC registration fee	$1,314.84
Legal fees and expenses	60,000
Accounting fees and expenses	2,000
Miscellaneous fees and expenses	4,000

Total	$67,314.84

DESCRIPTION OF SHARE CAPITAL

        The following is a summary description of our Ordinary Shares under our Amended and Restated Articles of Association.

        Dividend and Liquidation Rights. All holders of paid-up ordinary shares of NUR have an equal right to participate in a distribution of (i) dividends, whether by cash, by distribution of specific assets or by bonus shares; (ii) NUR’s assets; and (iii) NUR’s surplus assets upon winding up, all pro rata to the nominal value of the shares held by them.

        The board of directors is the organ authorized to decide upon the distribution of dividends or bonus shares from NUR’s accrued profits.

        Voting, Shareholders’ Meetings, Notices and Resolutions. Holders of paid-up ordinary shares have one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors.

        An annual general meeting of shareholders must be held once in every calendar year at such time (within a period of not more than fifteen months after the last preceding annual meeting) and at such place as may be determined by the board. The board may, at any time, convene extraordinary general meetings of shareholders, and shall be obligated to do so upon receipt of a requisition in writing of (i) two directors or one quarter of the directors holding office; and/or (ii) one or more shareholders holding at least 5% of the issued capital and at least 1% of the voting rights in the Company; and/or (iii) one or more shareholders holding at least 5% of the voting rights in the Company. Where the Board of Directors is required to convene a special meeting, it shall do so within 21 days of the requisition being submitted.

        Two or more members present in person or by proxy and holding shares conferring in the aggregate more than thirty three and one third percent (33 1/3%) of the total voting power attached to NUR shares shall constitute a quorum at general meetings. If a meeting is adjourned due to the lack of a quorum (and provided that it was not convened due to the requisition of certain shareholders), one or more shareholders, holding not less than thirty three and one third percent (33 1/3%) of all the outstanding voting power attached to the ordinary shares, present in person or by proxy at the subsequent adjourned meeting, will constitute a quorum.

        A resolution shall be deemed adopted if the resolution is supported by members present, in person or by proxy, vested with more than fifty percent (50%) of the total voting power attached to the shares whose holders were present, in person or by proxy, at such meeting and voted thereon, or such other percentage required by law or set forth in the Articles from time to time.

        The Israeli Companies Law, 1999, which we refer to as the Companies Law, requires that certain transactions, actions and arrangements be approved by shareholders, including (i) arrangements with a director as to the terms of his office and compensation and arrangements for insurance, exemption and indemnity of directors; (ii) certain Extraordinary Transactions (as defined in the Companies Law) of the Company with its controlling shareholders or any Extraordinary Transaction in which a controlling shareholder has a personal interest; (iii) certain private placements; and (iv) any action or Extraordinary Transaction in which the majority of the members of the Board of Directors have a personal interest.

        Each shareholder registered in the register of members is entitled to receive at least a 21 day prior notice of a general meeting of shareholders. The accidental omission to give notice of a meeting to any member, or the non receipt of notice sent to such member, shall not invalidate the proceedings at such meeting. For purposes of determining the shareholders entitled to notice and to vote, the Board of Directors may fix a record date subject to the provisions of the law. Currently, Israeli law provides that the record date not be any earlier than 40 days prior to the meeting.

        Transfer of Shares. Fully paid ordinary shares may be transferred freely. The transfer of shares held by a registered shareholder shall be made in writing. The transfer of ordinary shares not fully paid up, or subject to any lien or pledge, requires the approval of our board of directors.

        Modification of Rights Attached to Shares. In order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a majority of the voting power participating in such meeting. The provisions of the Articles relating to general meetings of NUR’s shareholders shall apply, mutatis mutandis, to any separate general meeting of the holders of the shares of a specific class; provided, however, that the requisite quorum at any such separate general meeting shall be one or more members present in person or by proxy and holding not less than thirty three and one third percent (33 1/3%) of the issued shares of such class. For this purpose, the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or any other class.

        Election of Directors. NUR’s directors are elected annually at a general meeting of shareholders and remain in office until the next annual meeting at which time they retire, unless their office is previously vacated as provided in our Articles. A retiring director may be reelected. If no directors are elected at the annual meeting, all of the retiring directors remain in office pending their replacement at a general meeting. Holders of the ordinary shares do not have cumulative voting rights in the election of directors. Consequently, the holders of ordinary shares in the aggregate conferring more than 50% of the voting power, represented in person or by proxy, will have the power to elect all the directors. Pursuant to the Companies Law, shareholders of publicly traded companies must appoint at least two external directors to serve on their board of directors and audit committee, and their service term is three years.

        As of December 31, 2006 and as of June 15, 2007, our authorized share capital was one hundred seventy million NIS, divided into one hundred and seventy million ordinary shares, nominal value NIS 1.0 per share.

        As of December 31, 2006 and June 15, 2007, we had 60,523,886 and 72,325,502 ordinary shares issued and fully paid, respectively.

        The transfer agent for our ordinary shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

DIVIDEND POLICY

        We do not anticipate that we will pay any cash dividend on our ordinary shares in the foreseeable future. The Companies Law includes restrictions on our ability to declare dividends. Pursuant to the Companies Law, we can only distribute dividends from profits (as defined in the Companies Law), provided that there is no reasonable suspicion that the dividend distribution will prevent us from meeting our existing and future expected obligations as they become due.

LEGAL MATTERS

        The validity of the ordinary shares offered hereby will be passed upon for NUR by Ephraim Abramson & Co., our Israeli counsel. Katten Muchin Rosenman LLP, New York, New York, has advised us with respect to U.S. legal matters in connection with this offering.

EXPERTS

        The consolidated financial statements of NUR Macroprinters Ltd. appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference, which as to the years 2006, 2005 and 2004 is based in part on the report of BDO McCabe Lo Limited, independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act in connection with this offering. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public by us in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

        The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Section. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information.

        The following documents are incorporated herein by reference:

(a)	Our annual report on Form 20-F for the fiscal year ended December 31, 2006 as filed with the SEC on June 29, 2007; and

(b)	The description of our ordinary shares contained in the registration statements under the Exchange Act on Form 8-A as filed with the SEC on July 25, 1995 and September 15, 1995, as amended by the description of our ordinary shares contained in a Form 6-K filed on June 27, 2007 and including any subsequent amendment or report filed for the purpose of updating such description.

        This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by us pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus. In addition, any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

        As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus, at no cost, upon written or oral request. Such requests should be directed to Yosef Zylberberg, Chief Operating Officer and Chief Financial Officer, NUR Macroprinters Ltd., P.O. Box 1281, Lod 71111, Israel. Our telephone number at that location is +972-8-914-5555.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in Israel, all of our directors and most of our senior management and the experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons’ assets are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against us or any of these persons, in the U.S. In addition, it may be difficult: (a) to enforce, in Israel, a judgment obtained in a U.S. court based on the civil liability provisions of the U.S. Federal securities laws or (b) to enforce civil liabilities under U.S. Federal securities laws in original actions instituted in Israel.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

NUR MACROPRINTERS LTD.

90,165,265

ORDINARY SHARES

PROSPECTUS

____________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

        Consistent with the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the Amended and Restated Articles of the Registrant (the “Articles”) include provisions permitting the Registrant to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An “office holder” is defined in the Companies Law as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

Indemnification

        The Companies Law provides that a company may indemnify an office holder against: (a) a financial liability imposed on him in favor of another person by any judgment concerning an act preformed in his capacity as an office holder; (b) reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act preformed in his capacity as an office holder in connection with: (i) proceedings the company institutes against him or instituted on its behalf or by another person; (ii) a criminal charge from which he was acquitted; (iii) a criminal charge in which he was convicted for a criminal offence that does not require proof of criminal intent; and (iv) an investigation or a proceeding instituted against him by an authority competent to administrate such an investigation or proceeding that ended without the filing of an indictment against the office holder and, either without any financial obligation imposed on the office holder in lieu of criminal proceedings; or with financial obligation imposed on him in lieu of criminal proceedings, in a crime which does not require proof of criminal intent. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder with respect to events specified above, provided that, with respect to indemnification under sub-section (a) above, the undertaking: (i) is limited to events which the board of directors determines can be anticipated, based on the activity of the company at the time the undertaking is given; (ii) is limited in amount or criteria determined by the board of directors to be reasonable for the circumstances; and (iii) specifies the abovementioned events, amounts or criteria.

        At the annual shareholders meeting held on October 27, 2005, NUR’s shareholders authorized it to enter into indemnification agreements with each of its current and future directors and officers. NUR shall, subject to the provisions of the indemnification agreement, indemnify each director and officer for future obligations or expenses imposed on them in consequence of an act done in their capacity as directors or officers of NUR or of its subsidiaries, as follows:

■	monetary liabilities imposed on, or incurred by, the director or officer for the benefit of another person pursuant to a judgment, including a judgment given in settlement or a court approved settlement of an arbitrator’s award;

■	reasonable legal fees, including attorney’s fees, incurred by a director or officer in consequence of an investigation or proceeding filed against a director or officer by an authority that is authorized to conduct such investigation or proceeding, and that has ended without filing an indictment against, or imposing of a financial obligation in lieu of a criminal proceeding on, such director or officer, or that resulted without filing an indictment against such director or officer but with imposing a financial obligation on such director or officer as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent; and

■	reasonable litigation expenses, including attorney’s fees, incurred by a director or officer or which a director or officer is ordered to pay by a court, in a proceedings filed against such director or officer by NUR or on its behalf or by another person, or in a criminal charge of which he or she is acquitted, or in a criminal charge of which such director or officer is convicted of an offence that does not require proof of criminal intent.

        The indemnification undertaking is limited to certain categories of events and the aggregate indemnification amount that NUR shall pay shall not exceed an amount equal to fifty percent (50%) of the net equity of NUR or to one time annual revenue of NUR in the year prior to the date of the claim with regard to judgment liability (the higher amount of the two), and $3.0 million with regard to litigation expenses.

        We have entered into indemnification agreements with directors and some officers providing for indemnification under certain circumstances for acts and omissions which may not be covered (or not be covered in full) by any directors’ and officers’ liability insurance. Such indemnification agreement appears in our current report on Form 6-K as filed with the SEC on October 14, 2005.

Exemption

        Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care, provided that in no event shall the office holder be exempt from any liability for damages caused as a result of a breach of his duty of care to the company in the event of a “distribution” (as defined in the Companies Law). Our Articles authorize us to exculpate any directors and officers from liability to NUR to the extent permitted by law.

        The Companies Law provides that a company may not exculpate or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his or her duty of loyalty (however, a company may insure against such breach if the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the company); (b) a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act of omission done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

        At the annual shareholders meeting held on October 27, 2004, NUR’s shareholders authorized the Company to exculpate its directors and officers in advance from liability to NUR, in whole or in part, for a breach of the duty of care.

Insurance

        Under the Companies Law, a company may obtain insurance for any of its office holders for: (a) a breach of his duty of care to the company or to another person; (b) a breach of his duty of loyalty to the company provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or (c) a financial liability imposed upon him in favor of another person concerning an act preformed by him or her in his/her capacity as an office holder.

        We have obtained directors’ and officers’ liability insurance covering our directors and officers.

Item 9. Exhibits.

Exhibit No.	Name

4.1	Share Purchase Agreement, dated August 21, 2005, between the Registrant and certain investors (1)

4.2	Form of Warrant, dated October 31, 2005, granted by the Registrant to certain investors (1)

4.3	Agreement for Restructuring of Debt of NUR Macroprinters Ltd., dated September 12, 2005, among the Registrant, Bank Hapoalim B.M., Bank Leumi Le-Israel B.M. and Israel Discount Bank Ltd. (1)

4.4	Form of Warrant, dated December 8, 2005, granted by the Registrant to each of Bank Hapoalim B.M., Bank Leumi Le-Israel B.M. and Israel Discount Bank Ltd. (1)

4.5	Registration Rights Agreement, dated September 12, 2005, between the Registrant and certain investors and banking institutions (1)

4.6	Form of Warrant, dated April 17, 2005, granted by the Registrant to Dan Purjes (2)

4.7	Registration Rights Agreement, dated March 7, 2005, between the Registrant and Dan Purjes (3)

4.8	Form of Subscription Agreement, dated January 25, 2007, between the Registrant and certain investors (4)

4.9	Form of Warrant, dated January 25, 2007, granted by the Registrant to certain investors (4)

5.1	Opinion of Abramson & Co., Law Offices (5)

23.1	Consent of Kost Forer Gabbay & Kasierer

23.2	Consent of BDO McCabe Lo Limited

23.3	Consent of Abramson & Co., Law Offices (included in Exhibit 5.1)

24.1	Power of Attorney (filed on the signature page hereto)

(1)	Previously filed with NUR’s Form 6-K dated October 14, 2005 and incorporated by reference herein.

(2)	Previously filed with NUR’s Form 6-K dated February 6, 2005 and incorporated by reference herein.

(3)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2004 and incorporated by reference herein.

(4)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2006 and incorporated by reference herein.

(5)	Previously filed.

Item 10. Undertakings

    (a)        The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    2.        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4.        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

    (A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    (ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, NUR Macroprinters Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Israel, on August 1, 2007.

NUR MACROPRINTERS LTD. By: /s/ David Reis —————————————— David Reis President and Chief Executive Officer

By: /s/ Yosef Zylberberg —————————————— Yosef Zylberberg Chief Operating Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

* —————————————— Yuval Cohen	Chairman of the Board of Directors	August 1, 2007

* —————————————— David Reis	President and Chief Executive Officer (Principal Executive Officer)	August 1, 2007

/s/ Yosef Zylberberg —————————————— Yosef Zylberberg	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2007

* —————————————— Eli Blatt	Director	August 1, 2007

* —————————————— Menahem Raphael	Director	August 1, 2007

* —————————————— Shmoulik Barashi	Director	August 1, 2007

* —————————————— Oded Akselrod	Director	August 1, 2007

* —————————————— Lauri A. Hanover	Director	August 1, 2007

* —————————————— Alon Lumbroso	Director	August 1, 2007

Authorized Representative in the U.S.: CT Corporation System By: * —————————————— Name: Hillary England Title: Assistant Secretary Date: August 1, 2007

*By /s/ Yosef Zylberberg
——————————————
Mr. Yosef Zylberberg
(Attorney-in-Fact)

Exhibit No.	Name

4.1	Share Purchase Agreement, dated August 21, 2005, between the Registrant and certain investors (1)

4.2	Form of Warrant, dated October 31, 2005, granted by the Registrant to certain investors (1)

4.3	Agreement for Restructuring of Debt of NUR Macroprinters Ltd., dated September 12, 2005, among the Registrant, Bank Hapoalim B.M., Bank Leumi Le-Israel B.M. and Israel Discount Bank Ltd. (1)

4.4	Form of Warrant, dated December 8, 2005, granted by the Registrant to each of Bank Hapoalim B.M., Bank Leumi Le-Israel B.M. and Israel Discount Bank Ltd. (1)

4.10	Registration Rights Agreement, dated September 12, 2005, between the Registrant and certain investors and banking institutions (1)

4.11	Form of Warrant, dated April 17, 2005, granted by the Registrant to Dan Purjes (2)

4.12	Registration Rights Agreement, dated March 7, 2005, between the Registrant and Dan Purjes (3)

4.13	Form of Subscription Agreement, dated January 25, 2007, between the Registrant and certain investors (4)

4.14	Form of Warrant, dated January 25, 2007, granted by the Registrant to certain investors (4)

5.1	Opinion of Abramson & Co., Law Offices (5)

23.1	Consent of Kost Forer Gabbay & Kasierer

23.2	Consent of BDO McCabe Lo Limited

23.3	Consent of Abramson & Co., Law Offices (included in Exhibit 5.1)

24.1	Power of Attorney (filed on the signature page hereto)

(1)	Previously filed with NUR’s Form 6-K dated October 14, 2005 and incorporated by reference herein.

(2)	Previously filed with NUR’s Form 6-K dated February 6, 2005 and incorporated by reference herein.

(3)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2004 and incorporated by reference herein.

(4)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2006 and incorporated by reference herein.

(5)	Previously filed.